Exhibit 10.1(c)

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into between Catalyst Pharmaceuticals, Inc. (“Catalyst” or the “Company”) and Patrick J. McEnany (“Employee”) (each individually, a “Party”, and collectively, the “Parties”). The Parties agree as follows:

1.

Separation of Employment. Employee has previously advised the Company of his intent to retire as the Company’s President and Chief Executive Officer, effective at 11:59 PM ET on December 31, 2023 (the “Termination Date”). The Company has agreed to provide Employee with the severance benefits set forth in Section 3 herein based on his long service to the Company and his agreement to abide by the terms of this Agreement. Employee acknowledges that payment of any amounts to, or on behalf of, Employee under this Agreement does not in any way extend Employee’s employment beyond the Termination Date or confer any rights or benefits other than those set forth expressly herein. Regardless of whether Employee enters into this Agreement:

a.

The Company will pay Employee all accrued wages earned through December 31, 2023, plus accrued paid time off that remains unused through and including the Termination Date, less applicable withholdings, in accordance with the Company’s regular payroll practices.

b.

If not already paid prior to the Termination Date, the Company will pay Employee a cash bonus for his 2023 services (the “2023 Bonus”), payable at the same time as the Company’s other executive officers receive their cash bonus for 2023 services, but no later than January 30, 2024, and based on the bonus target previously established for Employee by the Compensation Committee of the Company’s Board of Directors (the “Board”).

c.

Provided Employee is already enrolled in Company healthcare insurance benefits coverage as of the Termination Date, Employee shall continue to receive such coverage through the Termination Date. If Employee wishes to continue healthcare insurance benefits coverage beyond the Termination Date, Employee must timely elect such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); thereafter, Employee shall be eligible to receive the benefit of the COBRA Reimbursement (as defined in Section 3(b) herein) subject to the conditions provided for in Section 3(b) herein. Any other benefits, including any equity grants, will be governed by the applicable benefit plan documents. Except as expressly provided in the applicable benefit plan documents, the Plans (as defined in Section 2 herein), or in this Agreement, Employee will receive no additional compensation, bonus, severance, commissions, equity, or other benefits (including, but not limited to, under the Company’s Executive Severance and Change-in-Control Plan (the “Severance Plan”)) after the Termination Date other than compensation for services as a non-executive member of the Board (as determined by the Board).

2.

Survival of Post-Termination Rights and Obligations. Employee acknowledges and understands that the Parties’ post-termination obligations and rights under (a) that certain Employment Agreement, dated as of November 8, 2006 (the “Original Agreement”), as amended by that certain First Amendment to Employment Agreement, dated as of December 19, 2008 (the “First Amendment”), that certain Second Amendment to Employment Agreement, dated as of November 8, 2009 (the “Second Amendment”), that certain Third Amendment to Employment Agreement, dated as of September 14, 2011 (the “Third Amendment”), that certain Fourth Amendment to Employment Agreement, dated as of August 28, 2013 (the “Fourth Amendment”), that certain Fifth Amendment to Employment Agreement, dated as of June 23, 2016 (the “Fifth Amendment”), that certain Sixth Amendment to Employment Agreement, dated as of May 25, 2018 (the “Sixth Amendment”), that certain Seventh Amendment to Employment Agreement, dated as of September 9, 2020 (the “Seventh Amendment”), and that certain Eighth Amendment to Employment Agreement, dated as of September 8, 2022 (the “Eighth Amendment,” and together with the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the Seventh Amendment, the “Employment Agreement”), and (b) any equity award agreements (“Award Agreements”) granted to Employee under the Company’s 2018 Stock Incentive Plan or 2014 Stock Incentive Plan (the “Plans”), shall survive the termination of Employee’s employment with the Company and shall remain in full force and effect following Employee’s execution of this Agreement.

3.

Severance Benefits. Pursuant to the terms of this Agreement, Employee is receiving certain severance and other benefits to which Employee would not otherwise be entitled. In exchange for promises by Employee in this Agreement, including but not limited to a release of claims, restrictive covenants, and promise to cooperate post-termination, and provided that this Agreement is timely signed by Employee, returned to the Company, and not revoked as set forth in Section 16 of this Agreement, the Company shall provide the following consideration to Employee (collectively, the “Severance Benefits”):

a.

During calendar year 2024 (the “Severance Period”), the Company will pay Employee the total gross amount of $735,000 (the “Severance Payments”), less applicable taxes and withholdings. Provided Employee does not breach the terms of this Agreement or the Employment Agreement, [***].

b.

Provided that Employee (i) timely and properly elects healthcare insurance continuation coverage under COBRA, (ii) timely pays the applicable COBRA premium directly to the COBRA administrator, and (iii) remits documentation of Employee’s payment of the applicable COBRA premium to Cathy DeRose, VP Human Resources, [***], no later than thirty (30) days after Employee pays the applicable COBRA premium, then the Company will reimburse Employee within thirty (30) days thereafter for the premiums for Employee to continue healthcare insurance coverage at the level in effect as of the Termination Date under the Company’s healthcare insurance plan (the “COBRA Reimbursement”) until the earlier of: (A) fifteen (15) months following the Separation Date; or (B) the date Employee is no longer eligible to receive COBRA continuation coverage.

c.

Effective on January 1, 2024, Employee’s unvested stock options and unvested RSUs granted under the Award Agreements that would have vested within the fifteen-month period following the Termination Date will immediately vest. Employee acknowledges and understands that he will receive a Form 1099 from the Company for the taxable income he will earn on the accelerated vesting of Employee’s RSUs.

4.

Non-Executive Board Member. Effective on January 1, 2024, Employee will become a non-executive member of the Board. For so long as Employee remains a member of the Board, Employee will receive such compensation for his services as a non-executive Board member (as determined by the Board).

5.

Non-Competition. Because of Catalyst’s legitimate business interests and the good and valuable consideration offered to Employee hereunder, Employee agrees that during the two-year period after the Termination Date, Employee shall not, directly or indirectly, [***].

6.

Non-Solicitation. Employee understands and acknowledges that Catalyst has expended and continues to expend significant time and expense in recruiting and training its employees, and that the loss of employees would cause significant and irreparable harm to Catalyst. In consideration of Catalyst’s legitimate business interests and the good and valuable consideration offered to Employee hereunder, Employee agrees that during the one-year period after the Termination Date, Employee shall not, directly or indirectly (whether orally, in writing, through electronic means such as social media, websites, emails, text messages, instant messages, or through other individuals), solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee or consultant of the Company for employment or engagement with any entity or individual other than the Company, or induce any employee or consultant of the Company to terminate their relationship with the Company.

7.	Releases.

a.	[***]

b.	[***]

8.

Waiver of Unknown Claims. The Parties understand and agree that the Releases in Section 7 above include not only claims presently known to the Parties, but also all unknown or unanticipated claims, rights, demands, actions, obligations, and liabilities of every kind that are covered by the Releases. The Parties understand that they may later discover facts different from what they now believe to be true, which, if known, could have materially affect the Parties’ decision to sign this Agreement, but the Parties nevertheless waive any claims or rights based on such different or additional facts.

9.

No Claims Filed; Covenant Not to Sue. Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any lawsuits or arbitrations against any of the Released Parties in any forum; provided, however, [***].

10.

Release Exclusions; Protected Rights. Nothing in the Release in Section 7 above or anything else in this Agreement limits or otherwise affects: rights to any vested retirement benefits or other accrued benefits to which Employee is already entitled; claims for workers’ or unemployment compensation; claims that arise after the date Employee signs this Agreement; claims to enforce this Agreement; claims that cannot lawfully be waived; and claims for or rights to indemnification or legal defense under the bylaws of the Company or applicable law, or to be covered under any applicable directors’ and officers’ liability insurance policies, related to actions or conduct that occurred in the scope of the Employee’s employment with the Company. In addition, nothing in the Release in Section 7 above or anything else in this Agreement, the Employment Agreement, any Company policy or agreement, or elsewhere, limits or otherwise affects Employee’s rights to engage in the following, without providing notice to or obtaining the consent of the Company: file a claim, complaint, or charge with, provide information to, communicate directly with, testify to or before, or participate in an investigation or proceeding conducted by, any federal, state or local government agency responsible for enforcing any law, including, but not limited to, the SEC, the Department of Justice, the Equal Employment Opportunity Commission, and the National Labor Relations Board; report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or disclose or discuss a sexual assault or sexual harassment dispute (collectively, “Protected Rights”). Notwithstanding the above, Employee expressly waives all rights to recover damages and to be awarded equitable and/or injunctive relief in connection with any administrative or court action brought against the Company or any of the other Released Parties, whether brought by Employee, on Employee’s behalf, or by any government agency or other party, related in any way to any claim released by Employee in the Release in Section 7 above. However, Employee may recover money properly awarded by the SEC as a reward for providing information to the SEC.

11.

Taxes and Indemnification. Employee agrees to pay all taxes (other than payroll taxes) found to be owed based upon the Severance Benefits provided to or on behalf of Employee under this Agreement and to indemnify and hold the Company harmless for any federal, state and local tax liability (including taxes, interest, penalties or the like, and required withholdings), which may be asserted against or imposed upon the Company by any taxing authority related to such Severance Benefits due to Employee’s non-payment of taxes for which Employee is legally responsible. Employee understands and agrees that the Company may file any necessary tax documentation regarding the Severance Benefits provided to or on behalf of Employee under this Agreement. Employee and the Company acknowledge that nothing herein constitutes tax advice to the other Party.

12.

Employee Representations. Employee represents and warrants that Employee has: (a) been paid all compensation owed (including, but not limited to, bonus compensation) for all hours worked; (b) received all the leave and leave benefits and protections for which Employee was eligible, under the Family and Medical Leave Act or otherwise; and (c) not suffered any on-the-job injury for which Employee has not already filed a claim. In addition, it is Company policy to encourage reporting within the Company all possible violations of any law, and no one has interfered with Employee’s reporting of any such violations. Employee further represents that: (i) Employee has not alleged any claim against the Company or any other Released Parties, the factual foundation for which involves sexual harassment under applicable law; (ii) no part of the monies paid pursuant to this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and (iii) Employee does not contend and is not aware of any facts to suggest that Employee has been subjected at any time to any acts of discrimination, retaliation, sexual harassment or sexual abuse by the Company or any other Released Parties.

13.

Cooperation. Employee agrees that, following the Termination Date, Employee will cooperate fully with the Company in connection with: (a) any defense, prosecution, or investigation of claims or demands by or against third parties; or (b) other matters arising from or related to events during Employee’s employment by the Company. Such cooperation includes, without limitation, being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews plus deposition and trial testimony. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs.

14.

Non-Admission. This Agreement is intended to facilitate an amicable separation of Employee’s employment with the Company and is not intended and shall not be construed as an admission of wrongdoing by either Party.

15.

Effect of Breach; Attorney’s Fees. If the Company in its reasonable discretion determines that Employee has breached Sections 5 or 6 hereof, then the Company shall provide Employee with written notice containing the reasons for the Company’s determination and ten (10) days to cure the breach (the “Cure Period); provided, however, that the breach is, in fact, curable, as determined in the reasonable discretion of the Company. In no event shall Employee have more than one cure opportunity with respect to the recurrence of the same or similar actions or inactions constituting breach of Sections 5 or 6 hereof by Employee.

a.	[***]

b.	[***]

16.

Time to Consult, Consider and Revoke; Effective Date. By this Agreement, Employee has been advised to consult with an attorney before signing this Agreement. Employee acknowledges and understands that the Release in Section 7 above effectively waives all claims under the ADEA, and agrees that this Agreement complies with the OWBPA. Employee further acknowledges that Employee has had the opportunity to consider this Agreement for twenty-one (21) days before signing this Agreement, although Employee may choose to sign it sooner, but not before the Termination Date. Any material or non-

material changes made to this Agreement after Employee receives this Agreement do not restart the running of the 21-day review period. Employee has seven (7) days in which to revoke this Agreement after signing it if Employee wishes (the “Revocation Period”). To revoke this Agreement, Employee must send the Company a written notice of revocation addressed to Company’s outside corporate counsel, Philip B. Schwartz of Akerman LLP, [***], before the Revocation Period expires, with the original notice of revocation sent via U.S. Mail to Philip B. Schwartz, Akerman LLP, [***], postmarked no later than the last day of the Revocation Period. This Agreement shall become effective on the eighth (8th) day after the date Employee signs this Agreement, provided that Employee has not timely revoked it (the “Effective Date”). In the event Employee fails to timely sign this Agreement or revokes this Agreement within seven (7) days after having signed it, the Company’s obligations under this Agreement shall be null and void, including, but not limited to, the limited release by the Company in Section 7(b) above. Employee acknowledges and understands that the Company is not obligated to provide the Severance Benefits until after the Effective Date.

17.

Integration; Modification. Employee acknowledges that this Agreement, as well as the surviving terms of the Employment Agreement and the Award Agreements, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede any other agreements and understandings between Employee and the Company, whether written or oral, express or implied, regarding Employee’s employment, termination, and benefits. Employee has not relied on any statement or promises by anyone other than those contained in this Agreement and has entered into this Agreement knowingly without reliance upon any other representation, promise, or inducement not set forth herein. This Agreement shall not be modified unless in writing and signed by both the Company and Employee.

18.

Transfer of Claims. Employee has not assigned, transferred, or purported to assign or transfer to any person or entity any claims released under Section 7 above. Employee agrees to indemnify and hold the Released Parties harmless against all rights, claims, warranties, demands, debts, obligations, liabilities, costs, legal costs (including attorneys’ fees) or judgments based on or arising out of any such assignment or transfer. Employee further warrants that nothing prohibits Employee from entering into this Agreement.

19.

Binding Effect. This Agreement shall bind and inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors, as well as any of the Released Parties. This Agreement shall not benefit any other person or entity except as specified in this Agreement.

20.

Sufficiency of Consideration; Severability; Independent Covenants. Employee agrees that the Severance Benefits provided to Employee hereunder are good and valuable consideration for Employee’s signing of this Agreement. Should a court of competent jurisdiction determine that the Release in Section 7 above is invalid, void or unenforceable, then Employee agrees the Company’s obligations under this Agreement are null and void and Employee shall be required to repay to the Company all of the Severance Benefits already paid to or on behalf of Employee, including, but not limited to, any stock underlying the accelerated vesting provided in Section 3(c) and any proceeds from the sale or transfer of the stock underlying such accelerated vesting. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force. Nothing in this Section 20 is intended to, nor shall be construed to, apply to any contrary rights of Employee under the ADEA. In the event of a final, non-reviewable, non-appealable determination that any provision in this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed modified or reformed by the court to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. The existence of any claim or cause of action of Employee against the Company, except for a claim or cause of action arising out of this Agreement, shall not constitute a defense to: (a) the enforcement by the Company of the restrictive covenants set forth in this Agreement; or (b) the Company’s entitlement to any remedies hereunder. Employee’s obligations under this Agreement are independent of any of the Company’s obligations to Employee.

21.

Conflicting Terms. In the event of any conflict or disagreement between the terms of this Agreement and the Employment Agreement, the terms that provide the greater protection to the Company shall control and take precedence. The restrictive covenants and other obligations of Employee in this Agreement and the Employment Agreement shall be deemed separate and distinct provisions and each applicable time period shall run concurrently in accordance with their terms for the benefit of the Company.

22.

Governing Law, Interpretation, Jurisdiction and Venue; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of law principles. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party for any reason. Any and all disputes between the Parties arising from or related to this Agreement shall be exclusively heard and determined before a federal or state court located in Miami-Dade County, Florida. The Parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement, and the Parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts. BY SIGNING BELOW, BOTH PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TERMINATION OF EMPLOYEE’S EMPLOYMENT, OR THE EMPLOYMENT RELATIONSHIP.

23.

Representation by Counsel. The Parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement, and (b) they have read and understand this Agreement and are fully aware of its legal effect.

24.

Return of Company Property. Except to the extent the Company authorizes Employee to retain Company property necessary for Employee’s performance of services as a non-executive member of the Board, Employee represents and agrees that: (a) on or before the Termination Date, Employee shall return to the Company all property of the Company in Employee’s possession or control, including but not limited to, confidential and proprietary information and trade secrets, products, business records, electronically stored information, forms, tools, specifications, software, hardware, designs, files, papers and other writings related to the Company’s business; and (b) Employee shall not retain any copies or duplicates of the Company’s property after the Termination Date. Immediately after the end of Employee’s services as a non-executive member of the Board, Employee agrees to return to the Company all property of the Company in Employee’s possession or control.

25.	No Waiver. No waiver of any claim for breach or other rights under this Agreement shall be deemed a broader waiver unless the broader waiver is acknowledged in a writing executed by the waiving Party.

26.

Headings, Electronic Transmissions and Counterparts. Headings in this Agreement are for reference purposes only and shall not in any way affect this Agreement’s meaning or interpretation. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed copies shall constitute one Agreement, binding on all the Parties hereto, even though the Parties are not signatories to the original or same counterpart.

27.

Acceptance. To accept this Agreement, Employee must sign and date below and return this Agreement within twenty-one (21) days of the date of Employee’s receipt of this Agreement, to the Company’s outside corporate counsel, Philip B. Schwartz of Akerman LLP [***].

[Signatures on Next Page]

Employee represents and warrants that Employee has read this Agreement in its entirety, has been offered twenty-one (21) days to review this Agreement, has been advised to consult with an attorney, fully understands all Agreement terms, and voluntarily and knowingly accepts those terms.

EMPLOYEE:	COMPANY:

PATRICK J. McENANY	CATALYST PHARMACEUTICALS, INC.

/s/ Patrick J. McEnany	By:	/s/ Richard J. Daly
Signature		Richard J. Daly
President and Chief Executive Officer

Date: 1/3/2024	Date: January 1, 2024